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                                                                     EXHIBIT 5.1




                                    June 17, 1996




Board of Directors
Karrington Health, Inc.
919 Old Henderson Road
Columbus, Ohio 43220

Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by Karrington Health, Inc., an Ohio corporation (the "Company"), in connection with the issuance and sale by the Company of up to 3,450,000 of its common shares, without par value (the "Common Shares").

         We have collaborated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the registration of the sale of such Common Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that the Company is a duly incorporated and legally existing corporation under the laws of the State of Ohio. We are also of the opinion, based upon the foregoing and assuming compliance with applicable federal and state securities laws, that when the Common Shares to be issued and sold by the Company have been delivered by the Company against payment of the purchase price therefor, as specified in the Registration Statement when it shall become effective, said Common Shares will be validly issued and outstanding, fully paid and non-assessable.

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Karrington Health, INC.
June 17, 1996
Page 2


         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                             Very truly yours,



                             VORYS, SATER, SEYMOUR AND PEASE